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Exhibit 21.1

SIGNIFICANT SUBSIDIARIES

Organized Under the Laws of
Agilent Technologies Australia Pty. Ltd.	Australia
Agilent Technologies Australia (M) Pty. Ltd.	Australia
Varian Holdings (Australia) Pty. Ltd.	Australia
Agilent Technologies Canada Inc.	Canada
Agilent Technologies (Cayco) Ltd.	Cayman Islands
Agilent Technologies Cayman Islands, Inc.	Cayman Islands
Agilent Technologies (Shanghai) Company Ltd.	China
Biocius Life Sciences, Inc.	Delaware
Agilent Technologies Research Corporation	Delaware
Agilent Technologies World Trade, Inc.	Delaware
Agilent Technologies France S.A.S.	France
Agilent Technologies Sales & Services GmbH & Co. KG	Germany
Agilent Technologies Deutschland Alpha GmbH	Germany
Agilent Technologies Deutschland GmbH	Germany
Agilent Technologies Deutschland Holding GmbH	Germany
Agilent Technologies (International) Private Ltd.	India
Agilent Technologies Ireland Finance Ltd.	Ireland
Agilent Technologies Ireland Ltd.	Ireland
Agilent Technologies Italia S.P.A.	Italy
Agilent Technologies Japan Ltd.	Japan
Agilent Technologies (Luxco) S.a.r.l.	Luxembourg
Agilent Technologies (Malaysia) Sdn. Bhd.	Malaysia
Agilent Technologies Microwave Products (M) Sdn. Bhd.	Malaysia
Agilent Technologies Netherlands B.V.	Netherlands
Agilent Technologies Europe B.V.	Netherlands
Agilent Technologies Sanigi B.V.	Netherlands
Agilent Technologies Singapore (Holdings) Pte. Ltd.	Singapore
Agilent Technologies Singapore (Sales) Pte. Ltd.	Singapore
Agilent Technologies Singapore (International) Pte. Ltd.	Singapore
Agilent Technologies Singapore Pte. Ltd.	Singapore
Agilent Technologies Rhone S.a.r.l.	Switzerland
Agilent Technologies U.K. Ltd.	United Kingdom

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  Exhibit 21.1
SIGNIFICANT SUBSIDIARIES